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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 4th day of August, 1994 by and between United Coatings, Inc. with offices at 2850 Festival Drive, Kankakee, Illinois 60901 (the "Company") and Joy F. Knapp who resides at 1040 North Lake Shore Drive #29B, Chicago, Illinois 60611 ("Employee").

                                  WITNESSETH:

     WHEREAS, the Employee has been and is presently in the employ of the Company and is presently serving as Vice President -- Marketing of the Company; and

     WHEREAS, Employee possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

     WHEREAS, the Company wishes to secure the continued services and employment of the Employee and the Employee wishes to continue in the employment of the Company, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and of the promises exchanged herein, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ Employee as Vice President -- Marketing and Employee agrees to accept that employment. Employee shall have such duties as may be assigned to her from time to time by the appropriate executive officer or officers of the Company, provided that such duties are generally consistent with her position as Vice President -- Marketing.

     2. WELFARE BENEFITS.

     (a) During the term of her employment hereunder, the Employee shall be entitled to participate in or receive (i) as to herself, group disability insurance and group life insurance to the extent made available to executives of the Company generally, and such benefits shall not be reduced or adversely modified after the date hereof without the consent of Employee, and (ii) other retirement and welfare benefit arrangements made generally available by the Company to its executives.

     (b) At all times during the term of this Agreement and following termination of Employee's employment hereunder for any reason (including expiration hereof) until the later of the death of Employee, the Company shall, at its expense, include Employee in the Company's group health insurance program and any supplemental programs for executives of the Company as such programs exist on the date of the Agreement, or any plan later substituted therefor by the Company for its officers and employees generally (the "Group Health Program"); provided no such substitute program nor amendment to the existing plan, program or substitute program shall exclude Employee, or by application of any pre-existing condition, reduce or adversely modify the amount or nature of the benefits existing on the date hereof without Employee's consent, nor shall the plan, program or any substitute therefor be terminated with respect to such Employee without her consent. In the event the Company shall for any reason be unable to include Employee in the Group Health Program or any coverage is excluded for Employee, the Company shall provide equivalent (in amount and nature) benefits to that of the Group Health Program through the purchase of private health coverage, which shall also be provided at the Company's expense.

     3. COMPENSATION. The Company will pay Employee the salary set forth in Exhibit A to this Agreement and will provide fringe benefits to Employee as are provided for all executive employees of the Company from time to time.

     4. TERM. This Agreement shall have a continuous term until terminated as provided in paragraph 4.

     5. TERMINATION.

     (a) This Agreement will terminate upon Employee's death or retirement.
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     (b) The Company may terminate this Agreement upon at least thirty (30)
days' written notice in the event of Employee's disability. "Disability" will exist if Employee, in the good faith determination of the Board of Directors of the Company ("Board") has been unable to substantially perform her obligations under this Agreement for a period of four (4) consecutive months or for six (6) months in any twelve (12) month period on account of physical or mental incapacity.

     (c) The Company may terminate this Agreement for cause. For purposes of this Agreement, "cause" will be deemed to exist upon: (1) the continued failure by Employee to substantially perform her duties under this Agreement after notice of, and a reasonable opportunity to cure, such failure, other than any such failure resulting from Employee's disability; (2) the engaging by employee in a course of misconduct which, in the good faith determination of the Board is materially harmful to the Company after notice of, and a reasonable opportunity to cure, such misconduct; or (3) an act of moral turpitude, dishonesty or fraud by or felony conviction of Employee which, in the good faith determination of the Board, would render her continued employment by the Company damaging or detrimental to the Company.

     (d) The Company may terminate this Agreement without cause by notifying Employee in writing of its election to terminate at least thirty (30) days before the effective date of termination. Employee may, on written notice to the Company, accelerate the effective date of termination to any other date of her choosing up to the date of notice of acceleration.

     (e) Employee may terminate this Agreement for good reason. The term "good reason" shall mean (1) the Company's failure to continue to assign duties to the Employee generally consistent with those she has performed for the Company or its predecessors in the past, (2) any substantial diminution in job rights or title, (3) any diminution in salary or fringe benefits, (4) the failure of any successor to the Company to furnish the assurances provided for in Section 7(c), or (5) any attempted involuntary relocation of Employee to an area outside the state of Illinois. Employee may notify the Company of the existence of good reason and the Company shall have thirty (30) days thereafter to remedy the situation.

     (f) The Company will pay Employee on the effective date of termination all unpaid compensation accrued at the rate set forth on Exhibit A through the effective date of termination.

     (g) This Agreement may be terminated by mutual agreement between the parties.

     (h) Employee may terminate employment at any time upon thirty (30) days' written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

     6. SEVERANCE PAYMENTS.

     (a) The Company will make the severance payments specified in Section 5(b) or (c) below if this Agreement is terminated pursuant to Sections 4(d) or (e). The Company will not be obligated for severance payments in any other event.

     (b) As severance payments under this Section 5(b), the Company will pay Employee (or her or her heirs) on the first day of the month following the effective date of termination of this Agreement, and on the first day of each of the next succeeding twenty-three (23) months, an amount equal to 1/12th of the sum of the highest total of salary payments made by the Company to Employee in any calendar year and bonus earned by Employee (whether or not deferred) with respect to services rendered to the Company during such calendar year. Each monthly payment will be reduced by an amount equal to any retirement or supplemental retirement payment that is paid by the Company or from a Company-sponsored plan during the month and by an amount equal to any disability payments Employee or her spouse receive during the month from the Company or from a Company-sponsored plan; provided, however, that this reduction shall not apply to any retirement, supplemental retirement or disability payments derived from Employee's contributions, or interest thereon, to any Company-sponsored plan. If Employee dies without a spouse or minor children surviving, or if Employee's surviving spouse and minor children die or all of Employee's surviving minor children reach age 18 before all severance payments have been made, the Company's obligations to make any further severance payments under this Section 5(b) will cease.
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     (c) If this Agreement is terminated pursuant to Section 4(d) or (e) after a change in control of the Company has occurred, or if a change in control of the Company occurs while the Company is making severance payments to the Employee pursuant to Section 5(b), Employee may elect to receive the severance payments specified in Section 5(b) (or the remaining balance thereof) in a lump sum. The reductions that would otherwise be applicable to severance payments under the second sentence in paragraph 5(b) shall not apply. This lump sum shall be paid within 30 days after the effective date of termination or, if a change in control occurs after termination, within 30 days after such change in control. For the purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise, except that "control" shall not include power which derives solely from status as a corporate officer or employee. If the presently proposed merger of the Company with Pratt & Lambert, Inc. ("P&L") or any of its subsidiaries shall be consummated, for purposes of this Agreement, such merger and any of the transactions contemplated in connection therewith or related thereto shall be deemed not to be a change in control. Without limiting the generality of the foregoing, a change in control shall be deemed to have occurred i) if any person (within the meaning of Section 2(2) of the Securities Act of 1933 or Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934) becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company, (ii) if at any time less than a majority of the Board of Directors of P&L are persons who were directors of P&L twenty-four (24) months before such time or (iii) more than fifty percent (50%) of the assets of the Company are sold other than in the usual course of business.

     (d) Notwithstanding anything else provided in this Agreement to the contrary, the Company will not be obligated to make any monthly severance payments specified in Section 5(b) after that month in which Employee attains age sixty-five (65) or would have attained age sixty-five (65) if she dies before such date.

     (e) Notwithstanding anything else in this Agreement to the contrary, if payments to be made pursuant to this Agreement constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, such payments shall be reduced to the extent necessary so that they do not constitute an "excess parachute payment".

     7. CONFIDENTIALITY AND COVENANT NOT TO COMPETE

     (a) Except as required in the course of her employment, Employee shall not use or disclose to any other person any of the proprietary or confidential information of the Company or any of its affiliates, including, without limitation, P&L and its subsidiaries.

     Proprietary or confidential information means information used by the Company or any of its affiliates including, without limitation, P&L and its subsidiaries and not generally known or used by persons or organizations in the business in which the Company or any of its affiliates including P&L and its subsidiaries is engaged, including, without limitation, information about products, processes, services, research, suppliers and customers of the Company or any of its affiliates, including, without limitation, P&L and its subsidiaries.

     (b) During the term of this Agreement and for the periods specified as follows, Employee shall not, directly or indirectly, as principal agent, employer, employee, shareholder, partner, director or otherwise, engage or be interested in any business engaged in the manufacture or sale of paint, coatings or other products that are or are intended to be marketed in competition with paint, coatings or other products manufactured and sold by the Company or any of its affiliates including, without limitation, P&L and is subsidiaries (each, a "Competing Enterprise"):

          (i) One Year -- in the event that Employee quits or resigns her position, other than for "good reason."

          (ii) Six Months -- in the event the Company elects to terminate this Agreement for cause pursuant to Section 4(c).
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          (iii) None -- in the event this Agreement is terminated under any circumstances other than those recited in Section (6)(b)(i) or (ii).

     (c) Nothing in this Section 6 shall prevent Employee from:

          (i) Owning not more than five percent (5%) of the publicly traded equity securities of any Competing Enterprise listed on a national securities exchange (so long as Employee has no power to manage, operate, advise, consult with or control the Competing Enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner or similar governing official of the Competing Enterprise).

          (ii) Owning not more than ten percent (10%) of the equity interest of any bona fide investment company registered as such under the Investment Company Act of 1940 which holds an investment in a Competing Enterprise.

          (iii) Being a passive investor in a private investment company serving as a multiple investment vehicle which holds an investment in a Competing Enterprise (a "Fund") (i.e., Employee has no power, nor is she acting, to manage, operate, advise, consult with, control or otherwise be in any way involved with the affairs of a Competing Enterprise), provided that Employee's capital in such Fund does not exceed ten percent (10%) of all such interests therein, and such Fund is managed by a registered investment advisor which is independent of Employee.

     For purposes of this Section 6(c), the interest of Employee in any entity shall include, without limitation, the aggregate record and beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) therein of Employee, all members of her immediate family and her Associates (as defined in Rule 405 promulgated under the Securities Act of 1933).

     (d) Employee agrees that the Company will be entitled to injunctive relief in the event of Employee's breach of Section 6(a) or 6(b) of this Agreement.

     (e) If any provision of this Agreement is for any reason held to be excessively broad as to any activity or subject, it will be construed, by limiting and reducing it, to be enforceable to the maximum extent compatible with applicable law.

     8. MISCELLANEOUS

     (a) This Agreement supersedes and extinguishes all prior employment agreements and is the entire agreement between the parties, and any addition, change or modification of this Agreement will be void unless in writing and duly executed by each party hereto.

     (b) Except as provided in Section 6(c), any and all disputes or controversies concerning this Agreement will be resolved by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator will be authorized to decree and award any and all relief of a legal or equitable nature including, but not limited to, relief in the nature of a temporary restraining order, a temporary or permanent injunction, and money damages, with or without accounting and costs.

     (c) Any successor (whether direct or indirect, by purchases, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within 10 days after Employee's request, furnish its written assurance that it is bound to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

     (d) The obligations specified in Sections 5 and 6 will survive termination or expiration of this Agreement.

     (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (regardless of the laws that might otherwise govern under applicable Illinois principles of conflicts of law).
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     (f) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Employer, to:

    United Coatings, Inc.
     2850 Festival Drive
     Kankakee, Illinois 60901

     Attention: Chairman of the Board

     If to the Employee, to:

    Joy F. Knapp
     1040 North Lake Shore Drive
     #29B
     Chicago, Illinois 60611

or to such other address as the party to whom notice is to be given may, from time to time, designate in writing delivered in a like manner; provided that notices of changes of address shall be effective only upon receipt thereof. Notice given by mail as set forth above shall be deemed delivered at the time and on the date the same is postmarked.

     (g) The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be in an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed as of the date first above written.

UNITED COATINGS, INC.

By:

/s/ JOY F. KNAPP
Joy F. Knapp
Vice President -- Marketing